Exhibit 10.6

AMENDMENT FOUR TO

THE COCA-COLA COMPANY SUPPLEMENTAL PENSION PLAN

This Amendment Four to The Coca-Cola Company Supplemental Pension Plan (the “Plan”) is adopted by The Coca-Cola Company Benefits Committee (the “Committee”).

WITNESSETH:

WHEREAS, pursuant to Section 7.4 of the Plan, the Committee has the authority to amend the Plan;

WHEREAS, the Committee wishes to amend the Plan;

NOW, THEREFORE, the Committee hereby amends the Plan as follows:

Effective September 30, 2008, the definition of “Actuarial Equivalent” shall be amended to read as follows:

“Actuarial Equivalent” shall mean a benefit of equivalent value.  For purposes of establishing whether a benefit is the Actuarial Equivalent of another benefit, an interest rate of 7% compounded per annum and the unisex mortality table prescribed in Revenue Ruling 2001-62, which is the 1994 Group Annuity Mortality table projected to 2002 with scale AA, using 50% of the male and 50% of the female rates, with no setback, shall be used.

Notwithstanding the forgoing, for purposes of converting the Supplemental Pension Benefit into a lump sum, “Actuarial Equivalent” means a benefit of equivalent value when computed on the basis of the “applicable interest rate” required by Section 417(e)(3) of the Code for the month of September immediately preceding the first day of the Plan Year in which such distribution occurs and the “applicable mortality table” required by Section 417(e)(3) of the Code, as amended by the Pension Protection Act of 2006.

IN WITNESS WHEREOF, the undersigned has adopted this Amendment Four on the date shown below, but effective as of the dates indicated above.

THE COCA-COLA COMPANY BENEFITS COMMITTEE

Date	4/28/09	By	/s/ Susan M. Flemming